Exhibit 10.3

Notice of Grant of Restricted Stock and Restricted Stock Agreement

Stockholder Name	Plan:	1999
Address	ID:	ssn
City, State Zip

Effective , you have been granted #### shares of Restricted Stock of Papa John’s International, Inc. (the “Company”), with a value (if unrestricted) of $           per share as of the grant date.

Shares	Restriction Period	Restriction End
####	36 Months

The restrictions on the shares of Restricted Stock will lapse at the end of the restriction period and the shares will vest only upon certification by the Compensation Committee of the Company’s Board of Directors that the Company has met applicable target thresholds of compounded annual growth rate (CAGR) of LTIP Operating Income over the Company’s fiscal years           through              as follows: At 12% or higher CAGR, 100% of the shares will vest; at 10% CAGR, 50% of the shares will vest; and at 5% CAGR, 33% of the shares will vest, with pro rata vesting between the percentage thresholds.  Any achievement below 5% CAGR of LTIP Operating Income will result in no vesting.  All shares that do not vest at the end of the restriction period will be forfeited to the Company.  This summary of restrictions is qualified in its entirety by the terms and conditions of the Restricted Stock Agreement included with this Notice.

By your signature and the Company’s signature below, you and the Company agree that these shares are granted under and governed by the terms and conditions of the Company’s Restricted Stock Agreement, which are included with, and hereby incorporated by reference into, this Notice.

Papa John’s International, Inc.	Date

Stockholder Signature	Date

PAPA JOHN’S INTERNATIONAL, INC.

RESTRICTED STOCK AGREEMENT

1999 TEAM MEMBER STOCK OWNERSHIP PLAN

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is made and entered into by and between (i) PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (the “Company”), and (ii) the individual (“Grantee”) named in the “Notice of Grant of Restricted Stock” attached hereto and incorporated by reference herein as if fully set out herein (the “Notice”).  This Agreement is dated as of the date first set forth in the Notice.

Recitals:

A.            The Company has adopted the Papa John’s International, Inc. 1999 Team Member Stock Ownership Plan (the “Plan”) to promote the interests of the Company, its subsidiaries and its stockholders by encouraging eligible participants to pursue the long-term growth, profitability and financial success of the Company, including but not limited to investments in the Company’s common stock, par value $.01 per share (“Common Stock”).

B.            Pursuant to the Plan, the Company has determined to award to Grantee shares of restricted Common Stock subject to the terms, conditions, limitations and restrictions provided under the Plan and in this Agreement (“Restricted Stock”).

Agreement:

NOW, THEREFORE, the Company and Grantee agree as follows:

1.             Grant of Restricted Stock.  The Company hereby grants to Grantee, as a matter of separate inducement and agreement, and not in lieu of any salary or other compensation for Grantee’s services as an employee, consultant or advisor, the number of shares of Restricted Stock set forth in the Notice on the terms and conditions set forth in this Agreement.

2.             Restrictions and Restricted Period.

(a)           Restrictions.  Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (collectively, the “Restrictions”) until the end of the applicable Restriction Period (as defined below) and shall be subject to a risk of forfeiture as described in this Agreement.  Except as otherwise set forth in Exhibit A attached hereto, which is incorporated into this Agreement, Grantee shall not be required to pay any consideration for the Restricted Stock.

(b)           Restriction Period.  Subject to the forfeiture provisions set forth in this Agreement, the Restrictions shall lapse and the shares of Restricted Stock shall become vested and transferable (provided that such transfer is in accordance with all applicable securities laws and regulations) after the last day of the restriction period (the “Restriction Period”) set forth in Exhibit A, which is incorporated into this Agreement, and based upon satisfaction of any performance goals set forth in Exhibit A (“Performance Goals”).  To the extent that the Performance Goals are not achieved, then the shares of Restricted Stock that would otherwise vest upon the achievement of the Performance Goals shall be forfeited to the Company.

(c)           Change in Control.  Upon a Change in Control, as defined in the Plan, any Restrictions and other conditions pertaining to the Restricted Stock held by Grantee shall lapse and such shares shall thereafter be immediately transferable and nonforfeitable.

3.             Termination of Service with the Company.  If the Grantee’s status as an Employee, consultant or advisor is terminated for any reason other than death or Disability prior to the expiration of the Restriction Period applicable to the Restricted Stock then held by the Grantee, such shares shall thereupon be forfeited immediately by Grantee and returned to the Company.  If Grantee’s status as an Employee, consultant or advisor is terminated as a result of death or Disability prior to the expiration of the Restriction Period applicable to the Restricted Stock then held by Grantee, the Restrictions shall immediately lapse and such shares shall thereafter be immediately transferable and nonforfeitable.  Notwithstanding anything in the Plan or this Agreement to the contrary, the Compensation Committee of the Company’s Board of Directors may determine, in its sole discretion, in the case of any termination of Grantee’s status as an Employee, consultant or advisor other than for Cause, that the restrictions on some or all of the shares of Restricted Stock awarded to a Participant shall immediately lapse and, to the extent the Committee deems appropriate, such shares shall thereafter be immediately transferable and nonforfeitable.

4.             Restrictive Covenants.  If Grantee engages in any conduct in breach of any noncompetition, nonsolicitation or confidentiality obligations to the Company under any agreement, policy or plan, then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement.  Upon such breach, any unvested shares of Restricted Stock shall be immediately forfeited and returned to the Company.

5.             Rights of Grantee as Stockholder.  From and after the date of grant of the shares of Restricted Stock, and for so long as the Restricted Stock is held by or for the benefit of Grantee, Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including but not limited to the rights to vote and to receive dividends.  If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the shares of Restricted Stock with respect to which they were paid.  Notwithstanding the foregoing, the payment of any cash dividends declared or paid on shares of Restricted Stock shall be deferred until the lapse of the Restrictions on such shares, such deferred dividends to be held by the Company for the account of Grantee, together with such credited interest on the amount of the deferred dividends account as the Company may determine in its discretion.  Deferred dividends, together with any accrued and credited interest, shall be either paid to Grantee upon the lapse of the Restrictions (as soon as practicable, but in any event not more than 45 days following the lapse of the Restrictions) or forfeited to the Company upon forfeiture of the Restricted Stock, as the case may be.

6.             Escrow and Delivery of Restricted Stock.  Certificates (or an electronic book entry on the books of the Company’s stock transfer agent) representing the shares of Restricted Stock shall be issued and held by the Company (or its stock transfer agent) in escrow, together with any stock transfer powers that the Company may request of Grantee, and shall remain in the custody of the Company (or its stock transfer agent) until (i) their delivery to Grantee or Grantee’s estate upon the lapse of applicable Restrictions, or (ii) their forfeiture and transfer to the Company as provided in this Agreement.  The appointment of an independent escrow agent with respect to the Restricted Stock shall not be required.  Certificates (or an electronic book entry) representing those shares of Restricted Stock with respect to which the Restrictions have lapsed shall be delivered to Grantee, or Grantee’s estate, as the case may be, as soon as practicable thereafter (but in any event not more than 45 days following the lapse of the Restrictions), and such certificates shall not bear the legend set forth below.  Grantee shall execute and deliver to the Company stock transfer powers and such other documentation as the Company may request from time to time to effect the purposes of this Agreement.

7.             Restrictive Legend.  Certificates representing shares of Restricted Stock with respect to which the Restrictions have not lapsed shall bear the following legend:

“The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Papa John’s International, Inc. 1999 Team Member Stock Ownership Plan, and in the related Restricted Stock Agreement.  A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Papa John’s International, Inc.”

8.             Adjustment to Shares of Restricted Stock.  In the event of any change in the corporate structure of the Company affecting the Common Stock, the number of shares of Restricted Stock shall be subject to adjustment as provided in Section 4.3 of the Plan.

9.             Taxes.  Grantee shall pay to the Company promptly upon request, at the time Grantee recognizes any taxable income with respect to the shares of Restricted Stock, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable law with respect to such shares.  In lieu of collecting such payment of withholding taxes from Grantee, the Company may, in its discretion, distribute vested shares of Common Stock net of the number of whole shares of Common Stock having a fair market value equal to the minimum amount of federal, state and local taxes required to be withheld under applicable tax laws.  Grantee agrees to indemnify the Company for Grantee’s portion of any social insurance or taxes arising under the law of any jurisdiction outside the United States with respect to the grant of Restricted Stock made pursuant to this Agreement, the vesting of the Restricted Stock, or the sale or other disposition of the Restricted Stock.

10.          No Right to Continued Employment.  Nothing in the Plan or this Agreement, or the granting of the Restricted Stock, shall be construed as granting to Grantee any right to be employed or retained by, or to continue as an Employee, consultant or advisor of or to the Company.  The Company expressly reserves the right to terminate, whether by dismissal, discharge, retirement or otherwise, Grantee’s employment or other relationships with it at any time, with or without cause, except as may otherwise be expressly provided in any written employment agreement between the Company and Grantee.

11.          Miscellaneous.

(a)           This Agreement and the Restricted Stock herein granted to Grantee are and shall be in all respects subject to the terms and conditions of the Plan, a copy or description of which Grantee acknowledges receiving prior to the execution hereof.  In the event of any conflict between or among any terms or provisions of this Agreement and of the Plan, the terms and provisions of the Plan shall control.  Capitalized terms used in this Agreement shall have the meaning ascribed to them in the Plan, unless otherwise specifically defined herein.

(b)           The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context and substance of any section or paragraph hereof.

(c)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflicts of laws rules.

(d)           The provisions of this Agreement are severable and, if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall be binding and enforceable.

(e)           The provisions of this Agreement will be binding upon the parties hereto and their successors and assigns, including but not limited to Grantee’s estate and executors, administrators and trustees of Grantee’s estate; any person or entity to which the Restricted Stock is transferred pursuant to a qualified domestic relations order; and any receiver, trustee in bankruptcy or representative of Grantee’s creditors.

* * *

Exhibit A

Terms and Conditions of Restricted Stock Grant

Grant Date:

Restriction Period:             Three years from grant date, ending

Performance Goals:            In addition to all other terms and conditions of this Agreement and the Plan, vesting of the shares of Restricted Stock granted to Grantee hereunder and release of the Restrictions are contingent upon achievement of the Performance Goals, which are based upon the Company’s achievement of the following levels of compounded annual growth rate (“CAGR”) of the Company’s “LTIP Operating Income” (as defined below) over the three fiscal years immediately preceding the end of the Restriction Period (the “Measurement Period”), which are the Company’s fiscal years  through , calculated as a compounded annual percentage change from the Company’s LTIP Operating Income for fiscal year .

CAGR of Company’s LTIP Operating Income over Measurement Period (Fiscal Years -)	Percentage of Restricted Stock Vested
12% or greater	100%
10%	50%
5%	33%
Less than 5%	0%

Notes:

1.             For CAGR of Company’s LTIP Operating Income results greater than 5% but less than 12%, the percentage of Restricted Stock vested will be determined on a straight-line interpolation basis between the applicable thresholds.  For example, if the Company’s LTIP Operating Income CAGR over the Measurement Period is 11%, then the percentage of Restricted Stock vested would be 75%, and if the Company’s LTIP Operating Income CAGR over the Measurement Period is 8%, then the percentage of Restricted Stock vested would be 43.2%.

2.             For purposes of this Agreement and determining any applicable Restricted Stock vesting, “LTIP Operating Income” is defined as “Operating income” reported in the Consolidated Statements of Income for the Company and subsidiaries, adjusted (a) by excluding any gains or losses from BIBP Commodities, Inc., operations, and (b) to reflect exceptions approved by the Compensation Committee of the Company’s Board of Directors related to events deemed extraordinary by the Compensation Committee, such as gains or losses from the acquisition or disposition of restaurants.

3.             The Compensation Committee of the Company’s Board of Directors must certify achievement of the Performance Goals following the Measurement Period.